EXHIBIT 99.1
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          COMNETIX BOARD OF DIRECTORS RE-AFFIRMS SUPPORT OF L-1 OFFER

                ISS REVERSES PREVIOUS RECOMMENDATION AND ADVISES
                      SHAREHOLDERS TO VOTE IN FAVOR OF L-1

STAMFORD, Conn., Jan 26, 2007 -- L-1 Identity Solutions, Inc. (NYSE:ID) today reported that the ComnetiX Board of Directors has reaffirmed support of the L-1 offer to purchase all issued and outstanding shares of ComnetiX stock. Additionally, one of Canada's leading authorities on proxy voting and corporate governance issues, Institutional Shareholder Services of Canada Corp. (ISS), recently reversed its position and is now advising shareholders to vote in favor of the L-1 offer. In its analysis, ISS referred to the "certainty of value at a substantial premium" provided by the L-1 cash offer and concluded that "after assessing the pros and cons of each of the BIO-key Offer and the L-1 Transaction, we would take cash."

The offer price from L-1 for all issued and outstanding shares of ComnetiX is US $1.12 per share. The total purchase price of the transaction is approximately US $17.1 million.

Under the amended agreement, ComnetiX shareholders will receive US $1.12 per share (subject to adjustment), payable in cash for each share of ComnetiX common stock, if the arrangement is approved by ComnetiX shareholders at the annual and special meeting to be held in Toronto, Ontario on Thursday, February 8, 2007, and if certain other conditions are met.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit WWW.L1ID.COM.

About ComnetiXTM Inc

ComnetiX(TM) Inc provides secure identification and authentication solutions to both the public and private sectors throughout North America. ComnetiX offers multimode biometric identification solutions for use in areas such as applicant screening, financial services, health care, transportation, airlines and airports, casinos and gaming, and energy and utilities. Clients include American Airlines, Lehman Brothers, New York City Health and Hospital Corporation, New York State Division of Criminal Justice Services, Toronto Police Service Board, Boston Police Department and the Royal Canadian Mounted Police. ComnetiX is also Canada's premier applicant fingerprinting services company, facilitating tens of

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thousands of criminal background checks each year through its chain of ten offices across Canada. In addition ComnetiX has established more than 40 applicant fingerprinting services locations throughout the United States.

ID-L

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the ability of L-1 to obtain requisite ComnetiX shareholder approval of L-1's proposed acquisition of ComnetiX and close the transaction on a timely basis, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

SOURCE: L-1 Identity Solutions, Inc.

L-1 Identity Solutions
Doni Fordyce, 203-504-1109
dfordyce@L1ID.com